Exhibit A

National Union Fire Insurance Company of Pittsburgh, Pa.
175 Water Street
New York, NY 10038	A member company of
(212) 458-1496	American International Group, Inc.

BINDER OF INSURANCE CONFIRMATION LETTER

April 09, 2007

MR. ROBERT C. URBAN

MARSH USA, INC.

1166 AVENUE OF THE AMERICAS

NEW YORK, NY 10036-3712

RE:	AXA PREMIER VIP TRUST AND AXA ENTERPRISE MULTIMANAGER FUNDS TRUST Investment Company Blanket Bond
Tab#: 7149217, Submission #: 4028430
Policy#: 007134275
Replacement of Policy # 006266550
Policy Period Effective Date From: 04/11/2007 To 04/11/2008

Dear Bob.:

On behalf of National Union Fire Insurance Company of Pittsburgh, Pa. (hereinafter “Insurer”), I am pleased to confirm the binding of coverage in accordance with our agreement as set forth below and subject to the conditions set forth herein. Please review said Binder for accuracy and contact the Insurer prior to the effective date of policy coverage of any inaccuracy(ies) found within the issued Binder. If the Insurer does not hear from you prior to the effective date of policy coverage it will be understood that the Binder has been accepted as an accurate description of the agreed upon terms of coverage.

***IMPORTANT POLICY ISSUANCE VERIFICATION***

A policy will be issued with the name and address of the Insured exactly as referenced in the “Policy Information” Section of this Binder. If this information is inaccurate, please advise us immediately.

POLICY INFORMATION

INSURED:	AXA Premier VIP Trust and AXA Enterprise Multimanager Funds Trust

INSURED’S ADDRESS:	1290 AVENUE OF THE AMERICAS NEW YORK, NY 10104

TYPE OF POLICY:	Investment Company Blanket Bond

INSURANCE COMPANY:	National Union Fire Insurance Company of Pittsburgh, Pa.

POLICY NUMBER:	007134275

EFFECTIVE DATE:	04/11/2007	EXPIRATION DATE:	04/11/2008

LIMIT OF LIABILITY:	$25,000,000
Insuring Agreement (A) Fidelity		(As expiring)
Insuring Agreement (B) Audit Expense		(As expiring)
Insuring Agreement (C) On Premises		(As expiring)
Insuring Agreement (D) In-Transit		(As expiring)
Insuring Agreement (E) Forgery & Alteration		(As expiring)
Insuring Agreement (F) Securities		(As expiring)
Insuring Agreement (G) Counterfeit Currency		(As expiring)
Insuring Agreement (H) Stop Payment		(As expiring)
Insuring Agreement (I) Uncollectible Items of Deposit		(As expiring)
Insuring Agreement (J) Computer Systems		(As expiring)
Insuring Agreement (K) Unauthorized Signature		(As expiring)

RETENTION:	Fidelity (NIL) Audit Expense ($10,000) All other Insuring Agreements $100,000

OTHER TERMS:	Per Insurer Quote/Indication Letter dated 04/02/2007 except as indicated below,

PREMIUM:	$31,101

COMMISSION:	15.00%

Important Conditions Of Binder: See Below

ENDORSEMENTS

The following riders will be added to the basic policy:

1.	COVERAGE TERRITORY ENDORSEMENT (QFAC)
2.	FORMS INDEX ENDORSEMENT
3.	New York Statutory Rider ( as expiring)
4.	NOC to SEC (as expiring)
5.	Amended Fidelity Agreement (as expiring)
6.	Computer Systems Fraud (as expiring)
7.	Unauthorized Signatures (as expiring)
8.	Voice Initiated Transfer (as expiring)
9.	Telefacsimilie Transfer Fraud (as expiring)
10.	Amended Counterfeit Currency (as expiring)

CONDITIONS OF BINDER

When signed by the Insurer, the coverage described above is in effect from 12:01 AM of the Effective Date listed above to 12:01 AM of the Expiration Date listed above, pursuant to the terms, conditions and exclusions of the policy form listed above, any policy endorsements described above, and any modifications of such terms as described in this Binder section. Unless otherwise indicated, this Binder may be canceled prior to the Effective Date by the Insured, or by the Broker on the behalf of the Insured, by written notice to the Insurer or by the surrender of this Binder stating when thereafter such cancellation shall be effective. Unless otherwise indicated, this Binder may be canceled by the Insurer prior to the Effective Date by sending written notice to the Insured at the address shown above stating when, not less than thirty days thereafter, such cancellation shall be effective. Unless otherwise indicated, this Binder may be canceled by the Insurer or by the Insured on or after the Effective Date in the same manner and upon the same terms and conditions applicable to cancellation of the policy form listed above. Issuance by the Insurer and acceptance by or on the behalf of the Insured of the policy shall render this Binder void except as indicated below.

A condition precedent to coverage afforded by this Binder is that no material change in the risk occurs and no submission is made to the Insurer of a claim or circumstances that might give rise to a claim between the date of this Binder indicated above and the Effective Date.

Please note this Binder contains only a general description of coverages provided. For a detailed description of the terms of a policy you must refer to the policy itself and the endorsements bound herein,

PREMIUM PAYMENT

Our accounting procedures require that payment be remitted within 30 days of the effective date of coverage or 15 days from the billing date, whichever is later.

We appreciate your compliance with this procedure.

We appreciate your business and hope that we can be of further service to you in the future.

Sincerely,

/s/ George Blume
George Blume
Vice President

If you have any questions regarding this policy, or for any other service needs, please contact our AIG Broker Services:

Monday-Friday 9:00 AM–6:00 PM Eastern

Telephone: 1-877-TO-SERVE or (877)867-3783

E-mail: TOSERVE@aig.com

Fax: (800) 315-3896	Raising the bar with commitment to quality